EX-FILING FEES
Calculation of Filing Fee Tables
424(b)(7)
(Form Type)
AFFIRM HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.00001 per share	Rule 457(c)	22,000,000	$38.68(1)	$850,960,000	0.0000927	$78,883.99
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$850,960,000		$78,883.99
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$78,883.99

(1)Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the registrant’s shares of Class A common stock as reported by The Nasdaq Global Select Market on February 25, 2022.